                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                 SCHEDULE 13G/A
                                (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No.  2 )(1)
                                          ----


                             Matlack Systems, Inc.
 -----------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   576901102
 -----------------------------------------------------------------------------
                                 (CUSIP Number)

                                  12/31/1999
 -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     / /  Rule 13d-1(d)


--------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the
     Act (however, SEE the NOTES).
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---------------------                                    ---------------------
CUSIP No. 576901102                  13G                 Page 2 of 8 Pages
---------------------                                    ---------------------

------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The TCW Group, Inc.
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)   / /
                                                                (b)   /X/
------------------------------------------------------------------------------
3. SEC USE ONLY


------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada corporation
------------------------------------------------------------------------------
           NUMBER OF      5. SOLE VOTING POWER
            SHARES                                  -0-
         BENEFICIALLY   ------------------------------------------------------
           OWNED BY       6. SHARED VOTING POWER
             EACH                                   428,100
           REPORTING    ------------------------------------------------------
            PERSON        7. SOLE DISPOSITIVE POWER
             WITH                                   -0-
                        ------------------------------------------------------
                          8. SHARED DISPOSITIVE POWER
                                                    428,100
------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          428,100
------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                  / /
------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.9% (see response to Item 4)
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
          HC/CO
------------------------------------------------------------------------------




                     *SEE INSTRUCTIONS BEFORE FILLING OUT

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---------------------                                    ---------------------
CUSIP No. 576901102                  13G                 Page 3 of 8 Pages
---------------------                                    ---------------------

------------------------------------------------------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert Day
------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)   / /
                                                             (b)   /X/
------------------------------------------------------------------------------
3. SEC USE ONLY


------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
------------------------------------------------------------------------------
           NUMBER OF      5. SOLE VOTING POWER
            SHARES                                    -0-
         BENEFICIALLY   ------------------------------------------------------
           OWNED BY       6. SHARED VOTING POWER
             EACH                                     428,100
           REPORTING    ------------------------------------------------------
            PERSON        7. SOLE DISPOSITIVE POWER
             WITH                                     -0-
                        ------------------------------------------------------
                          8. SHARED DISPOSITIVE POWER
                                                      428,100
------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          428,100
------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   / /
------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.9% (see response to Item 4)
------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

          HC/IN
------------------------------------------------------------------------------




                     *SEE INSTRUCTIONS BEFORE FILLING OUT


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                                                            Page 4 of 8 Pages

Item 1(a).     Name of Issuer:

               Matlack Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               One Rollins Plaza
               Wilmington, DE 19803

Item 2(a).     Name of Persons Filing:
Item 2(b).     Address of Principal Business Office, or if None, Residence:
Item 2(c).     Citizenship:

               The TCW Group, Inc.
               865 South Figueroa Street
               Los Angeles, CA 90017
               (Nevada Corporation)

               Robert Day
               865 South Figueroa Street
               Los Angeles, CA 90017
               (United States Citizen)

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               576901102

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                                                             Page 5 of 8 Pages


Item 3.   If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          (a) / / Broker or dealer registered under Section 15 of the Exchange Act.
          (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.
          (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.
          (d) / / Investment company registered under Section 8 of the Investment Company Act.
          (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
          (f)  / /  An employee benefit plan or endowment fund in
                    accordance with 13d-1(b)(1)(ii)(F).
          (g)  /X/  A parent holding company or control person in
                    accordance with Rule 13d-1(b)(1)(ii)(G).

                    (SEE Item 7)
                    The TCW Group, Inc.
                    Robert Day (individual who may be deemed to control The
                         TCW Group, Inc. and other entities which hold the Common Stock of the issuer)

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
          (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
          (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
          If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

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                                                             Page 6 of 8 Pages

Item 4.   Ownership **

          THE TCW GROUP, INC.
          -------------------
          (a)  Amount beneficially owned: 428,100
          (b)  Percent of class:  4.9%
          (c)  Number of shares as to which such person has:
                (i)    Sole power to vote or to direct the vote:
                       none.
                (ii)   Shared power to vote or to direct the vote:
                       428,100
                (iii) Sole power to dispose or to direct the disposition of: none.
                (iv) Shared power to dispose or to direct the disposition of: 428,100

          ROBERT DAY ***
          ----------
          (a)  Amount beneficially owned: 428,100
          (b)  Percent of class:  4.9%
          (c)  Number of shares as to which such person has:
              (i)    Sole power to vote or to direct the vote:
                     none.
              (ii)   Shared power to vote or to direct the vote:
                     428,100
              (iii)  Sole power to dispose or direct the disposition of:
                     none.
              (iv)   Shared power to dispose or to direct the disposition of:
                     428,100











------------------------

** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***  Shares reported for Robert Day include shares reported for The TCW Group,
     Inc.

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                                                             Page 7 of 8 Pages


Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          SEE Exhibit A.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.  SEE Exhibits A and B.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                             Page 8 of 8 Pages

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 11th day of February, 2000.


                                        The TCW Group, Inc.

                                        By: /s/ Philip K. Holl
                                            --------------------
                                            Philip K. Holl
                                            Authorized Signatory






                                         Robert Day

                                         By: /s/ Philip K. Holl
                                             --------------------
                                             Philip K. Holl
                                             Under Power of Attorney dated
                                             January 19, 2000, on File with
                                             Schedule 13G Amendment Number 2
                                             for J. Baker, Inc. dated
                                             January 20, 2000.